As filed with the Securities and Exchange Commission on October 24, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SHOE PAVILION, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3289691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1380 Fitzgerald Drive

Pinole, California 94564

(510) 222-4405

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dmitry Beinus

Chief Executive Officer

Shoe Pavilion, Inc.

1380 Fitzgerald Drive

Pinole, California 94564

(510) 222-4405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

A. John Murphy

Debra K. Weiner

Wickersham & Murphy

a Professional Corporation

430 Cambridge Avenue, Suite 110

Palo Alto, California 94306

(650) 323-6400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	928,570 (2)	$4.95	$4,596,421.50	$541.00

(1)	Estimated solely for purposes of determining the registration fee and computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the closing price of the common stock on October 20, 2005 as reported on the Nasdaq Capital Market.

(2)	Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the warrants and the convertible preferred stock, the underlying shares of which are registered herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 24, 2005

PROSPECTUS

928,570 Shares

SHOE PAVILION, INC.

Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. It relates to the public offering, which is not being underwritten, of 928,570 shares of our common stock that are currently held or may be held by the selling stockholder. Of the 928,570 shares included in this prospectus, 571,428 are issuable upon conversion of outstanding preferred stock and 142,857 shares are issuable upon exercise of outstanding warrants owned by the selling stockholder. In addition, we are registering an additional 171,428 shares that may be issuable upon conversion of the preferred stock and an additional 42,857 shares that may be issuable upon exercise of the warrants, both in the event that the price anti-dilution provisions of the preferred stock and warrants, as the case may be, are triggered. We will deregister any of the anti-dilution shares remaining unissued at such time as the preferred stock has been fully converted and the warrants have been fully exercised.

This prospectus may also be used by the selling stockholder’s pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. See the section entitled “Selling Stockholder” on page 11 for information pertaining to the selling stockholder. We issued all of these securities to the selling stockholder in a transaction not involving any public offering.

The selling stockholder may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement.

For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 12. We will not receive any of the proceeds from the sale of these shares. If the warrants are exercised, we will receive the proceeds. We will bear the costs relating to the registration of these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol SHOE. On October 21, 2005, the last sale price of our common stock was $5.00 per share.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2005

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

THE COMPANY

We are an independent off-price footwear retailer that offers a broad selection of designer label and name brand merchandise for women, men and children. As of October 21, 2005, we operated 90 retail stores, including an internet store, in California, Washington, Oregon, Arizona and Nevada under the trade name Shoe Pavilion. Prior to opening stores in Arizona in 2004 and Nevada in 2005, we were exclusively on the West Coast. Our business plan anticipates that by the end of fiscal 2006 we will open up to 20 more stores and that we will expand into other states in the Southwestern United States.

We offer quality designer and name brand footwear such as Converse, Anne Klein 2, Steve Madden, Reebok, Skechers and Nine West, typically at 20% to 60% below regular department store prices. Such price discounts appeal to value-oriented consumers seeking quality brand name footwear not typically found at other off-price retailers or mass merchandisers. We are able to offer lower prices by (i) selectively purchasing from manufacturers at significant discounts, large blocks of production over-runs, over-orders, mid-and late-season deliveries and last season’s stock; (ii) sourcing in-season name brand and branded design merchandise directly from factories in Italy and China; and (iii) negotiating favorable prices with manufacturers by ordering merchandise during off-peak production periods and taking delivery. During 2005, we have purchased footwear merchandise from over 100 domestic and international vendors, independent resellers and manufacturers that had excess inventory for sale.

Our stores use a self-service format that allows inventory to be stored directly under a displayed shoe, thereby eliminating the need for a stockroom and significantly increasing retail floor space. The functionality and simplicity of this format enable flexible store layouts that can be easily reconfigured to accommodate a new mix of merchandise. Moreover, this format allows customers to locate all available sizes of a particular shoe and to try them on for comfort and fit without a salesperson’s assistance, thereby reducing in-store staffing needs and allowing customers to make independent purchasing decisions.

Our stores are based upon a standardized concept that offers a bright, clean, low maintenance and functional shopping environment to customers interested in purchasing quality men’s, women’s and children’s value priced footwear. The stores are strategically located in strip malls, outlet centers and downtown locations, frequently in close proximity to other off-price apparel retailers that attract similar customers. Currently, the average size of our stores is approximately 9,000 square feet. Our long-term strategy, however, is to operate primarily from stores in the 15,000 to 20,000 square foot range. Consequently, we expect the average size of our stores to increase.

Shoe Pavilion, Inc. was incorporated in Delaware in November 1997 and is the successor to Shoe Pavilion Corporation (formerly Shoe Inn, Inc.), which was incorporated in Washington in 1983. Our executive offices are located at 1380 Fitzgerald Drive, Pinole, California 94564, and our telephone number is (510) 222-4405. Our website is located at www.shoepavilion.com. The information contained on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of the management of the company as well as assumptions made by and information currently available to the management of the company. Statements that are not based on historical facts, which can be identified by the use of such words as likely, will, suggests, target, may, would, could, anticipate, believe, estimate, expect, intend, plan, predict, and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of the company as of the date of this prospectus and they involve many risks and uncertainties, such as those described below and those contained in the section entitled “Risk Factors.” These factors could cause actual results to differ materially from those predicted in any forward-looking statements and they include any accounting adjustments made during the close of any of our quarters, general economic conditions and the pace of consumer spending, our inability to sufficiently anticipate market trends, higher than anticipated expenses the company may incur or our expansion into new states and regions fails to produce the expected growth in revenues and earnings. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference herein, including our consolidated financial statements and related notes.

We intend to open new stores at an increased rate compared to the last several years, which could strain our resources and have a material adverse effect on our business and financial condition and results of operations.

We intend to open approximately 20 new stores by the end of fiscal 2006. We expect to achieve this goal by expanding into other Southwestern states and opening more stores in the five states in which we presently have operations. The success of our planned expansion will be significantly dependent upon the adequacy of our capital resources as well as our ability to locate suitable store sites and negotiate acceptable lease terms. In addition, there are a number of other factors that could affect our expansion plans, including the ability to: build-out new store sites in a timely and cost-effective basis; hire, train and retain employees; and expand and adapt our operational systems to serve a larger number of stores in an expanded geographic region. There can be no assurance that we will achieve our planned expansion or that any such expansion will be profitable. In addition, there can be no assurance that our expansion within our existing markets will not adversely affect the financial performance of our existing stores or our overall operating results, or that new stores will achieve net sales and profitability levels consistent with existing stores.

As part of our expansion planning, we regularly evaluate the adequacy of our existing systems and procedures, including inventory and distribution procedures, store management, financial controls and management information systems. There can be no assurance, however, that we will anticipate all of the changing demands that expanded operations may impose on such systems. Failure to adapt our internal systems or procedures as required could have a material adverse effect on our business, financial condition and results of operations. As a result, we may be unable to open new stores at the rates expected or at all. If we fail to successfully implement our growth strategy, the opening of new stores could be delayed or prevented, could cost more than anticipated and could divert resources from other areas of our business, any of which could have a material adverse effect on our business, financial condition and results of operations.

We actively monitor individual store performance and have closed underperforming stores in the past. We intend to continue to close underperforming stores in the future, and if we were to close a number of stores, we could incur significant closing costs and reductions in net sales. In certain instances, we may be unable to close an underperforming store on a timely basis because of lease terms. A significant increase in closure costs or the inability to close one or more underperforming stores on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons, which, in turn, may impact the price for our common stock.

Historically, our comparable store sales have fluctuated widely. Although we are endeavoring to achieve consistent growth in comparable store sales, there can be no assurance that we will not continue to experience volatility in comparable store sales. We define comparable stores as those stores that have been open for at least 14 consecutive months. Stores open less than 14 consecutive months are treated as new stores, and stores closed during the period are excluded from comparable store sales. For the nine months ended October 1, 2005 our comparable store sales increased 9.0% from the same period last year. Our comparable store sales increased 3.9% in 2004 and decreased 3.9% and 1.0% in 2003 and 2002, respectively. Because of the wide fluctuations in comparable store sales, investors may have difficulty consistently assessing our growth potential.

A decline in general economic conditions could lead to reduced consumer demand for our footwear and accessories.

Consumer spending habits, including spending for the footwear and related accessories that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, prevailing interest rates, income taxes and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. The recent increase in gasoline and energy prices and the rise in the rate of inflation are examples of economic developments that could impact consumer spending habits.

Consumer confidence is also affected by the domestic and international political situation. The outbreak or escalation of war, or the occurrence of terrorist acts or other hostilities in or affecting the United States, could lead to a decrease in spending by consumers. In the event of an economic slowdown, we could experience lower net sales than expected on a quarterly or annual basis and be forced to delay or slow our expansion plans.

We may be unable to anticipate and respond to fashion trends and consumer preferences in the markets in which we operate, which could adversely affect our business, financial condition and results of operations.

Our merchandising strategy is based on identifying each region’s customer base and having the proper mix of products in each store to attract our target customers in that region. This requires us to anticipate and respond to numerous and fluctuating variables in fashion trends and other conditions in the markets in which our stores are situated. A variety of factors will affect our ability to maintain the proper mix of products in each store, including:

•	Variations in local economic conditions, which could affect our customers’ discretionary spending;

•	Unanticipated fashion trends;

•	Our success in developing and maintaining vendor relationships that provide us access to in-season merchandise at attractive prices;

•	Our success in distributing merchandise to our stores in an efficient manner; and

•	Changes in weather patterns, which in turn affect consumer preferences.

If we are unable to anticipate and fulfill the merchandise needs of each region, we may experience decreases in our net sales and may be forced to increase markdowns to slow-moving merchandise, either of which could have an adverse effect on our business, financial condition and results of operations.

Our business is based on maintaining good long-term relationships with our vendors. Because we do not have long-term purchase agreements with any of our vendors, our ability to purchase quality merchandise under favorable terms and conditions is dependent on our being on good business terms with our vendors.

Our future success will be significantly dependent on our ability to obtain merchandise that consumers want to buy, particularly name brand merchandise with long-term retail appeal, and to acquire such merchandise under favorable terms and conditions. In 2004, our top ten suppliers accounted for approximately 44% of our inventory purchases. The deterioration of our relationship with any key vendor or vendors could result in delivery delays, merchandise shortages or less favorable terms than we currently enjoy. We deal with our suppliers on an order-by-order basis and have no long-term purchase contracts or other contractual assurances of continued supply or pricing. As our operations expand, our demand for off-price inventory will continue to increase. Our footwear purchases typically involve manufacturing over-runs, over-orders, mid- or late-season deliveries or last season’s stock. Our inability to obtain a sufficient supply of readily salable, high margin inventory, to negotiate favorable discount and payment agreements with our suppliers or to sell large inventory purchases without markdowns could have a material adverse effect on our business, financial condition and results of operations.

Our failure to retain our existing senior management team and to continue to attract qualified new personnel could adversely affect our business.

Our future success will be dependent, to a significant extent, on the efforts and abilities of our executive officers. The loss of the services of any one of our executive officers could have a material adverse effect on our operating results. In addition, our continued growth will depend, in part, on our ability to attract, motivate and retain skilled managerial and merchandising personnel. There can be no assurance that we will be able to retain a substantial percentage of our existing personnel or attract additional qualified personnel in the future.

Our business is subject to seasonality and quarterly fluctuations which may, in turn, affect the price of our common stock.

We have experienced, and expect to continue to experience, seasonal fluctuations in our net sales and net income. Historically, net sales and net income have been weakest during the first quarter following the holiday season. Our quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including timing of new store openings, the level of net sales contributed by new stores, merchandise mix, the timing and level of price markdowns, availability of inventory, store closures, advertising costs, the success of advertising campaigns, competitive pressures and changes in the demand for off-price footwear.

We have one distribution center. The loss or disruption of this center could have an adverse effect on our business and operations.

Most of the inventory we purchase is shipped directly from vendors to a single centralized distribution center in Chino, California, where the inventory is then processed, sorted and shipped to our stores. Because a substantial portion of the inventory first goes through the Chino distribution center, any disruption at this site could negatively impact our receiving and distribution process. Although we maintain business interruption and property insurance there can be no assurance that the insurance would be sufficient or that any insurance proceeds would be timely paid out to us.

Substantially all of our merchandise comes from foreign sources. Consequently, our business is subject to many of the risks associated with international trade.

We purchase in-season name brand and branded-design merchandise directly from factories in Italy and China. We have no long-term contracts with direct manufacturing sources and compete with other companies for production facilities. All of the manufacturers with which we conduct business are located outside of the United States, and we are subject to the risks generally associated with an import business, including foreign currency fluctuations, unexpected changes in foreign regulatory requirements, disruptions or delays in shipments and the risks associated with United States import laws and regulations, including quotas, duties, taxes, tariffs and other restrictions. There can be no assurance that the foregoing factors will not disrupt our supply of directly-sourced goods or otherwise adversely impact our business, financial condition and results of operations in the future.

Our profitability may be negatively impacted by inventory shrinkage caused by customer and employee theft.

The retail industry is subject to theft by customers and employees. Because we use a self-service format, where shoppers have access to both shoes of a pair, we must maintain substantial store security. Although we have implemented enhanced security procedures, there can be no assurance that we will not suffer from significant inventory shrinkage in the future, which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to compete favorably in the highly competitive retail footwear market.

The retail footwear market is highly competitive, and we expect the level of competition to increase. We compete with off-price and discount retailers (e.g., Nordstrom Rack, Payless ShoeSource, Ross, Dress for Less and Famous Footwear), branded retail outlets (e.g., Nine West), national retail stores (e.g., DSW Shoe Warehouse, Nordstrom, Marshalls, Macy’s, Sears, J.C. Penney, Loehmann’s, Robinsons-May and Mervyn’s), traditional shoe stores and mass merchants. Many of these competitors have stores in the markets in which we now operate and in which we plan to expand. Many of our competitors have significantly greater financial, marketing and other resources than we have. In addition, there can be no assurance that in the future new participants will not enter the off-price segment of the footwear market. Competitive pressures resulting from competitors’ pricing policies could materially adversely affect our gross margins. There can be no assurance that we will not face greater competition from other national, regional or local retailers or that we will be able to compete successfully with existing and new competitors. Our inability to respond to such competition could have a material adverse effect on our business, financial condition and results of operations.

The liquidity of our common stock may be adversely impacted by the fact that our largest stockholder owns over 63% of our outstanding common stock.

Dmitry Beinus, our Chairman of the Board, President and Chief Executive Officer owns approximately 63% of our outstanding common stock. As a result, Mr. Beinus is able to decide all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The concentration of stock ownership also has the effect of preventing a change in control without Mr. Beinus’ explicit consent. Because Mr. Beinus owns 4,300,000 shares out of the 6,807,271 outstanding shares of common stock, our stock is relatively thinly traded. Although, this prospectus registers up to an additional 571,428 shares of common stock that are issuable upon the conversion of certain shares of non-voting preferred stock and another 142,857 shares of common stock issuable upon the exercise of certain warrants, Mr. Beinus would still hold 57.2% of our outstanding shares of common stock if all of the preferred stock were converted and all of the warrants were exercised.

We do not expect to pay dividends in the foreseeable future.

We anticipate that our future earnings will be used principally to finance our store expansion. Consequently, we do not intend to pay cash dividends in the foreseeable future. Also, the secured revolving credit facility we maintain with Wells Fargo Retail Finance, LLC prohibits the payment of cash dividends.

USE OF PROCEEDS

We will receive no part of the proceeds of any sales or transactions made by the selling stockholder (and/or its respective pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer). All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. Of the shares of common stock covered by this prospectus, 71,429 shares are shares underlying warrants with an exercise price of $8.00 per share and 71,428 shares are shares underlying warrants with an exercise price of $11.00 per share, not including the additional 30% warrant shares being registered to cover any possible trigger of the price anti-dilution provisions of the preferred stock and warrants. Assuming all warrants are fully exercised by the holders, which we cannot guarantee, we will receive approximately $1,357,140 in proceeds from the exercise of these warrants. We intend to use the proceeds from the exercise of the warrants, if any, for general corporate purposes, including working capital and capital expenditures. See the sections entitled “Selling Stockholder” and “Plan of Distribution” below.

SELLING STOCKHOLDER

The following table sets forth the number of shares owned by the selling stockholder as of October 15, 2005 and the number of shares owned by the selling stockholder that may be offered for sale from time to time by this prospectus. The selling stockholder has not had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of Shoe Pavilion, Inc. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer for sale some or all of the shares, in its discretion, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other right. Except to the extent indicated in the footnotes, the selling stockholder has sole voting and investment power with respect to the shares shown as beneficially owned.

The percentage of beneficial ownership is based on 6,807,270 shares of common stock outstanding as of October 15, 2005, plus, with respect to the selling stockholder, the number of common shares issuable upon conversion or exercise of the selling stockholder’s securities, if any.

Name of Selling Stockholder	Shares Beneficially Owned		Number of Shares Which May Be Sold Pursuant to this Prospectus (1)		Percentage of Outstanding Common Stock Owned Prior to the Offering
Magnetar Capital Master Fund, Ltd.(2)	722,279	(3)	928,570	(4)	9.6	%(5)

(1)	This prospectus also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(2)	Magnetar Capital Master Fund, Ltd. is a Cayman Islands company advised by Magnetar Financial LLC, a Delaware company that is a registered investment advisor. Magnetar Financial LLC is owned by Magnetar Capital Partners LLC, a Delaware limited liability company. Alec Litowitz owns the majority interest in Supernova Management LLC, a Delaware limited liability company which, in turn, owns approximately 95% of Magnetar Capital Partners LLC. Mr. Litowitz serves as the Manager of both Supernova Management LLC and Magnetar Capital Partners LLC.

(3)	Includes (i) 7,794 shares of common stock, (ii) 571,428 shares of common stock issuable upon conversion of the preferred stock and (iii) 142,857 shares of common stock issuable upon exercise of warrants owned by the selling stockholder.

(4)	Includes (i) 742,856 shares of common stock issuable upon conversion of the preferred stock and (ii) 185,714 shares of common stock issuable upon exercise of warrants. In addition to the securities referred to in footnote (3), these numbers include 171,428 additional shares issuable upon conversion of the preferred stock and 42,857 additional shares issuable upon exercise of warrants that potentially are issuable in the event the anti-dilution provisions of the preferred stock and warrants are triggered.

(5)	Calculated based upon the 722,279 shares of common stock and common stock equivalents in the Shares Beneficially Owned column, without regard to any possible increase resulting from a future trigger of the price anti-dilution provisions of the preferred stock and warrants.

PLAN OF DISTRIBUTION

We are registering 928,570 shares of common stock, or the “Shares,” on behalf of the selling stockholder. Of the 928,570 Shares included in this prospectus, 571,428 Shares are issuable upon conversion of outstanding preferred stock and 142,857 Shares are issuable upon exercise of outstanding warrants. These securities were issued on October 3, 2005 in a transaction not involving any public offering. In addition, we have included in this prospectus 171,428 additional Shares issuable upon conversion of the preferred stock and 42,857 Shares issuable upon exercise of the warrants to cover the possibility that we may need to issue additional Shares pursuant to the anti-dilution provisions of those securities. If those additional Shares are not issued and the preferred stock and warrants have been completely converted or exercised, as the case may be, we will deregister the Shares.

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD-R Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD-R IM-2440.

In connection with the sale of the Shares, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the Shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Wickersham & Murphy, a Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of Shoe Pavilion, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

•	GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or the “SEC.” In addition, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered hereby. You may read and copy any document that we file at the SEC’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov.

•	STOCK MARKET. Our common stock is traded on the Nasdaq Capital Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

•	Our Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed on March 31, 2005.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005, filed on May 17, 2005.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2005, filed on August 16, 2005.

•	Our Definitive Proxy Statement, filed on April 13, 2005.

•	Our Current Report on Form 8-K, filed on April 7, 2005.

•	Our Current Report on Form 8-K, filed on May 12, 2005.

•	Our Current Report on Form 8-K, filed on July 7, 2005.

•	Our Current Report on Form 8-K, filed on August 12, 2005.

•	Our Current Report on Form 8-K, filed on September 27, 2005.

•	Our Current Report on Form 8-K, filed on October 4, 2005.

•	Our Current Report on Form 8-K, filed on October 6, 2005.

•	The description of our common stock contained in our Registration Statement on Form S-1 (Registration No. 333-41877), as filed with the SEC on December 10, 1997; as amended by Amendment No. 1, as filed with the SEC on January 26, 1998; and as further amended by Amendment No. 2 as filed with the SEC on February 23, 1998 and any amendment or report subsequently filed by us for the purpose of updating that description.

You may request free copies of these filings by writing or telephoning us at the following address:

Shoe Pavilion, Inc.

1380 Fitzgerald Drive

Pinole, California 94564

Attention: Investor Relations

Telephone: (510) 222-4405

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission (SEC) registration fee.

SEC registration fee	$541.00
Accounting fees and expenses	8,000.00	*
Legal fees and expenses	15,000.00	*
Miscellaneous expenses	3,000.00	*

Total	$26,541.00

*	Estimated expenses

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The registrant’s Bylaws also provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent not prohibited by Delaware law. The registrant’s Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant also maintains certain insurance policies that insure its officers and directors against certain liabilities incurred in their capacities as officers and directors.

Item 16.	Exhibits

Exhibit Number	Description of Document
5.1	Opinion of Wickersham & Murphy, a Professional Corporation, regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Wickersham & Murphy (included in Exhibit 5.1).

24.1	Power of Attorney (see Page II-4)

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sherman Oaks, California, on October 24, 2005.

SHOE PAVILION, INC.

By:	/s/ DMITRY BEINUS
Dmitry Beinus
Chairman of the Board, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dmitry Beinus and John D. Hellmann, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DMITRY BEINUS Dmitry Beinus	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	October 24, 2005

/s/ JOHN D. HELLMANN John D. Hellmann	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2005

Name	Title	Date

/s/ DENISE ELLWOOD Denise Ellwood	Director	October 24, 2005

/s/ DAVID H. FOLKMAN David H. Folkman	Director	October 24, 2005

/s/ PETER G. HANELT Peter G. Hanelt	Director	October 24, 2005

INDEX EXHIBIT

Exhibit Number	Description
5.1	Opinion of Wickersham & Murphy, a Professional Corporation, regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Wickersham & Murphy, a Professional Corporation (included in Exhibit 5.1 herein)

24.1	Power of Attorney (See Page II-4)